Exhibit 10.4

FORM OF DEFERRED STOCK UNIT GRANT

THIS GRANT, dated as of             , 201     (the “Grant Date”) is made by Nielsen Holdings N.V., a public company with limited liability incorporated under the laws of The Netherlands, having its registered office in Diemen, The Netherlands (hereinafter referred to as the “Company”), to the individual whose name is set forth on the last page hereof, who is a non-employee member of the Board of the Company, hereinafter referred to as the “Grantee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the Nielsen Holdings 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Grant;

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Deferred Stock Units provided for herein to the Grantee as an incentive for increased efforts during his provision of services to the Company or its Subsidiaries, and has advised the Company thereof and instructed the undersigned officers to issue said Deferred Stock Units;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Grant document, they shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1.	– Deferred Stock Unit

A “Deferred Stock Unit” shall mean an unfunded and unsecured right to receive one share of Nielsen Holdings N.V. Common Stock on and after its vesting date as set forth herein. Delivery of such shares shall be made in accordance with Article IV hereof. Deferred Stock Units shall be held in a notional account maintained by the Company for the purpose of recording any amounts due in accordance with the grant hereunder.

ARTICLE II

GRANT OF DEFERRED STOCK UNITS

Section 2.1.	– Grant of Deferred Stock Units

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Grantee the number of Deferred Stock Units set forth on the signature page hereof upon the terms and conditions set forth in this Grant document.

Section 2.2.	– No Guarantee of Right to Provide Services

Nothing in this Grant document or in the Plan shall confer upon the Grantee any right to continue to serve as a member of the Board.

Section 2.3.	– Adjustments to Deferred Stock Units

The Deferred Stock Units shall be adjusted pursuant to Section 10 of the Plan, as applicable. Any such adjustment made in good faith thereunder shall be final and binding upon the Grantee, the Company and all other interested persons.

ARTICLE III

VESTING

Section 3.1.	– Schedule

(a) So long as the Grantee continues to serve as a member of the Board through each of the following applicable vesting dates, the Deferred Stock Units shall become vested with respect to 25% of the shares of Common Stock to be issued in respect of such Deferred Stock Units, on each of August 1, 20    ; November 1, 20    ; February 1, 20    ; and May 1, 20    .

Notwithstanding the foregoing, no Deferred Stock Unit shall become vested as to any additional shares of Common Stock (which do not otherwise become vested in accordance with Section 3.1(a) above) following the separation from service of the Grantee from the Company and any of its Subsidiaries for any reason, and any Deferred Stock Unit which is not vested as of the date of such a separation from service shall be immediately cancelled without payment therefor.

ARTICLE IV

DELIVERY OF SHARES

Section 4.1.	– Timing

Shares to be issued in respect of vested Deferred Stock Units will be distributed within 60 days following a Grantee’s termination of service from the Board or, if earlier, at a fixed date elected by the Grantee, to the extent permitted, and on such form and such terms and conditions as may be provided, by the Company in accordance with Section 6.9 hereof.

Section 4.2.	– Conditions to Issuance of Stock

Common Stock issuable in respect of a Deferred Stock Unit shall not be required to be physically issued to the Grantee. For the avoidance of doubt, shares shall be deemed to have been issued when evidenced by entry in the Company’s shareholder register. Such shares shall be fully paid and nonassessable.

Section 4.3.	– Fractional Shares

To the extent shares to be issued in respect of vested Deferred Stock Units would include any fractional shares, unless otherwise determined by the Committee, such shares shall be rounded to the nearest whole share.

ARTICLE V

RIGHTS AS A STOCKHOLDER

Section 5.1.	– In General

Except as otherwise provided herein, the holder of a Deferred Stock Unit shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares he may be issued in respect of the Deferred Stock Unit or any portion thereof unless and until such shares shall have been issued as evidenced by entry in the Company’s shareholder register.

Section 5.2.	– Dividend Equivalents

Grantees shall not be entitled to receive any dividend equivalent payments or other distributions with respect to shares to be issued in respect of Deferred Stock Units unless and until such Deferred Stock Units become vested in accordance with this agreement. Once vested, Deferred Stock Units shall be credited with dividend equivalents as and when dividends are paid on the Company’s actual shares, with such dividend equivalents deemed to be invested in additional vested Deferred Stock Units for the Grantee’s account as of the corresponding dividend payment date. No dividend equivalents shall be credited with respect to any fractional shares in a Grantee’s account.

ARTICLE VI

MISCELLANEOUS

Section 6.1.	– Administration

The Committee shall have the power to interpret the Plan and this Grant document and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Deferred Stock Unit. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Grant document.

Section 6.2.	– Deferred Stock Unit Not Transferable

Subject to applicable law to the contrary, neither the Deferred Stock Unit nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 6.2 shall not prevent transfers by will or by the applicable laws of descent and distribution or to a partnership, limited liability company, corporation, trust or custodianship, the beneficiaries of which may include only the Grantee, his spouse (or ex-spouse) or his lineal descendants (including adopted children) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, then to the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

Section 6.3.	– Notices

Any notice to be given under the terms of this Gant to the Company shall be addressed to the Company in care of its General Counsel, and any notice to be given to the Grantee shall be addressed to him at the address last known to the Company. By a notice given pursuant to this Section 6.3, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 6.3. Any notice shall have been deemed duly given (i) upon electronic confirmation of facsimile, (ii) one business day following the date sent when sent by overnight delivery and (iii) five (5) business days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid.

Section 6.4.	– Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Grant document. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 6.5.	– Applicability of Plan

The Deferred Stock Unit and the shares of Common Stock issuable to the Grantee pursuant to the Deferred Stock Unit shall be subject to all of the terms and provisions of the Plan to the extent applicable to the Deferred Stock Unit and such shares. In the event of any conflict between this Grant document and the Plan, the terms of the Plan shall control.

Section 6.6.	– Amendment

This Grant may be amended only by a writing executed by the Company and the Grantee which specifically states that it is amending this Grant.

Section 6.7.	– Governing Law

The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Grant document, except to the extent that the issue or transfer of stock shall be subject to mandatory provisions of the laws of The Netherlands.

Section 6.8.	– Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Grant which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American

Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Borough of Manhattan, in the City of New York, New York. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses. Notwithstanding anything herein to the contrary, if any other agreement between the Grantee and the Company or its subsidiaries concerning the provision of services by the Grantee to the Company contains a similar provision relating to arbitration and/or dispute resolution, such provision in such agreement shall govern any controversy hereunder.

Section 6.9.	– Code Section 409A

Notwithstanding any other provisions of this Agreement or the Plan, the Deferred Stock Units granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Grantee. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Grantee to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Grantee incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Grantee’s termination of service with the Company the Grantee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) until the date that is six months following the Grantee’s termination of service with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).

NIELSEN HOLDINGS N.V.

By:

Its:

GRANTEE: [NAME]

Aggregate number of Deferred Stock Units granted hereunder: